Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of GlobalOptions Group, Inc. on Amendment No. 1 of Form S-1 of our report dated March 30, 2012, with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York

June 8, 2012